Exhibit 10.17

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of May 31, 2018, by and between ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company (“Landlord”), and IDEAYA BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant are parties to that certain Lease Agreement dated as of August 26, 2016, as amended by that certain letter agreement dated January 27, 2017 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises consisting of approximately 16,234 rentable square feet (“Original Premises”) in a building located at 7000 Shoreline Court, South San Francisco, California. The Original Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B. Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, expand the size of the Original Premises by adding that portion of the third floor of the Building consisting of approximately 7,340 rentable square feet, as shown on Exhibit A attached to this First Amendment (“Expansion Premises”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Expansion Premises. In addition to the Original Premises, commencing on the Expansion Premises Commencement Date, Landlord leases to Tenant, and Tenant leases from Landlord, the Expansion Premises.

2.

Delivery. Tenant acknowledges that the Expansion Premises are currently leased by an existing tenant (the “Existing Tenant”) and that concurrently herewith Landlord is entering into an amendment to such Existing Tenant’s lease in order to terminate such Existing Tenant’s rights to the Expansion Premises as of May 31, 2018. Landlord shall deliver (“Delivery” or “Deliver”) the Expansion Premises to Tenant following such Existing Tenant surrendering the Expansion Premises to Landlord. If Landlord fails to timely Deliver the Expansion Premises as a result of any holdover by such Existing Tenant, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and the Lease and this First Amendment shall not be void or voidable.

The “Expansion Premises Commencement Date” shall be the date of Delivery of the Expansion Premises, which is estimated to occur on June 1, 2018.

Tenant hereby agrees that: (i) Tenant shall accept the Expansion Premises in their condition as of the Expansion Premises Commencement Date; (ii) Landlord shall have no obligation for any defects in the Expansion Premises; and (iii) Tenant’s taking possession of the Expansion Premises shall be conclusive evidence that Tenant accepts the Expansion Premises and that the Expansion Premises were in satisfactory condition at the time possession was taken.

Tenant agrees and acknowledges that, except as otherwise expressly set forth in this First Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Expansion Premises, and/or the suitability of the Expansion Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Expansion Premises are suitable for the Permitted Use.

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3.	Premises and Rentable Area of Premises.

Commencing on the Expansion Premises Commencement Date, the defined terms “Premises” and “Rentable Area of Premises” on Page 1 of the Lease shall be deleted in their entirety and replaced with the following:

“Premises: That portion of the third floor of the Project, containing approximately 23,574 rentable square feet, as determined by Landlord, as shown on Exhibit A.”

“Rentable Area of Premises: Agreed to be 23,574 sq. ft.”

As of the Expansion Premises Commencement Date, Exhibit A to the Lease shall be amended to include the Expansion Premises as shown on Exhibit A attached to this First Amendment.

4.	Base Rent.

a. Original Premises. Tenant shall continue to pay Base Rent for the Original Premises as provided for in the Lease through the expiration of the Term, which is scheduled to expire on July 31, 2024 (the “Current Expiration Date”).

b. Expansion Premises. Commencing on the Expansion Premises Commencement Date, Tenant shall (in addition to Base Rent for the Original Premises) commence paying Base Rent with respect to the Expansion Premises at a rate of $4.75 per rentable square foot of the Expansion Premises per month. Thereafter, on each annual anniversary of the Expansion Premises Commencement Date (each, a “Expansion Premises Adjustment Date”), Base Rent payable with respect to Expansion Premises shall be increased by multiplying the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date by 3% and adding the resulting amount to the Base Rent payable with respect to the Expansion Premises immediately before such Expansion Premises Adjustment Date.

c. Additional improvement Allowance. In addition to the Improvement Allowance (as defined in Section 6 below), Landlord shall, subject to the terms of Section 6, make available to Tenant the Additional Improvement Allowance (as defined in Section 6). Commencing on the Expansion Premises Commencement Date and continuing thereafter on the first day of each month during the remainder of the Base Term, Tenant shall pay the amount necessary to fully amortize the portion of the Additional Improvement Allowance actually funded by Landlord, if any, in equal monthly payments with interest at a rate of 8% per annum over the period from the Expansion Premises Commencement Date through the Current Expiration Date, which interest shall begin to accrue on the date that Landlord first disburses such Additional Improvement Allowance or any portion(s) thereof; provided, however, that Tenant may prepay such amount at any time without penalty. Any of the Additional Improvement Allowance and applicable interest remaining unpaid as of the expiration or earlier termination of the Lease shall be paid to Landlord in a lump sum at the expiration or earlier termination of this Lease.

5.

Tenant’s Share of Operating Expenses. Commencing on the Expansion Premises Commencement Date, the defined term “Tenant’s Share of Operating Expenses” on Page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Tenant’s Share of Operating Expenses: 17.25%”

6.

TI Allowance. Landlord shall make available to Tenant (i) a tenant improvement allowance in the amount of $183,500 (which is equal to $25 per rentable square foot in the Expansion Premises) (the “Improvement Allowance”) and (ii) an additional tenant improvement allowance in the

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maximum amount of $183,500 (which is equal to $25 per rentable square foot in the Expansion Premises) (the “Additional Improvement Allowance”), which shall, to the extent such Additional Improvement Allowance is used, result in an additional rental payment by Tenant in order to amortize such Additional Improvement Allowance as set forth in Section 4(c) of this First Amendment. The Improvement Allowance and Additional Improvement Allowance is collectively referred to herein as the “Expansion Allowances.” The Expansion Allowance shall be used solely for the hard and soft costs of fixed and permanent improvements desired by and performed by or on behalf of Tenant and reasonably acceptable to Landlord in the Original Premises and/or Expansion Premises (the “First Amendment Improvements”), which First Amendment Improvements shall be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant. Before commencing the First Amendment Improvements and in any event no later than the date that is 30 days following the Expansion Premises Commencement Date, Tenant shall notify Landlord how much Additional Improvement Allowance Tenant has elected to receive from Landlord. Such election shall be final and binding on Tenant, and may not thereafter be modified without Landlord’s consent, which may be granted or withheld in Landlord’s sole and absolute subjective discretion. The Expansion Allowances shall be disbursed in accordance with this Section 6.

The Expansion Allowances shall be available only for the hard and soft costs of the First Amendment Improvements. Unless otherwise instructed in writing by Landlord in its sole discretion, at the time of its approval of the First Amendment Improvements, Tenant acknowledges that upon the expiration of the Term of the Lease (as amended by this First Amendment), the First Amendment Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Expansion Allowances, Tenant shall be solely responsible for all of the costs of the First Amendment Improvements. The First Amendment Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease; provided, however, (i) with respect to the First Amendment Improvements, Landlord shall not be entitled to any management or supervision fee (except as set forth in this Section 6), (ii) Tenant shall not be required to post any security or bond in connection with the First Amendment Improvements, and (iii) at the expiration or earlier termination of the Lease, Tenant shall not be required to remove or restore any of the First Amendment Improvements shown in the space plan attached hereto as Exhibit B. The contractor for the First Amendment Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the First Amendment Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the First Amendment Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the First Amendment Improvements, Landlord shall reimburse Tenant from the Expansion Allowances for the hard and soft costs of the First Amendment Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of such hard and soft costs of the First Amendment Improvements by Tenant and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the First Amendment Improvements (and prior to any final disbursement of the Expansion Allowances), Tenant shall deliver to Landlord: (i) sworn statements setting forth the names of all contractors and first tier subcontractors who did the work and final, unconditional lien waivers from all such contractors and first tier subcontractors; (ii) as-built plans (one copy in print format and two copies in electronic CAD format) for such First

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Amendment Improvements; (iii) a certification of substantial completion in Form AIA G704, (iv) a certificate of occupancy for the Expansion Premises; and (v) copies of all operation and maintenance manuals and warranties affecting the Expansion Premises. Notwithstanding the foregoing, if the cost of the First Amendment Improvements exceeds the Improvement Allowance plus any portion of the Additional Improvement Allowance timely elected to be utilized by Tenant, then the Landlord’s monthly progress payments shall be made on a pari passu basis with Tenant being obligated to pay its portion of the each monthly progress payment and provide evidence to Landlord of such progress payment.

The Improvement Allowance and Additional Improvement Allowance shall only be available for use by Tenant for the hard and soft costs of the First Amendment Improvements from the date of this First Amendment through the date that is 12 months after the Expansion Premises Commencement Date (the “Outside Improvement Allowance Date”). Any portion of the improvement Allowance and/or Additional Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant. Tenant shall pay to Landlord administrative rent (“Administrative Rent”) equal to 1% of the hard and soft construction costs relating to the First Amendment Improvements; provided, however, at Tenant’s written election, it may request for the Administrative Rent to be paid out of the Expansion Allowances.

Notwithstanding the foregoing to the contrary, Tenant, at its election, may request Landlord to manage construction of the First Amendment Improvements. In the event Landlord, in its sole discretion, agrees to management construction of the First Amendment Improvements, then (i) Landlord and Tenant shall enter into a lease amendment on terms mutually acceptable to Landlord and Tenant in order to document the Landlord managing the construction of the First Amendment Improvements and (ii) the Administrative Rent payable to Landlord in such instance shall be increased to be 3% of the hard and soft construction costs relating to the First Amendment Improvements.

7.	Security Deposit. The defined term “Security Deposit” on Page 1 of the Lease shall be deleted in its entirety and replaced with the following:

“Security Deposit: $106,294.60”

Landlord currently holds a Security Deposit of $71,429.60 under the Lease. Concurrently with Tenant’s delivery of a signed original of this First Amendment to Landlord, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $106,294.60 or an additional Letter of Credit in the amount of $34,865.00.

8.

Right to Extend Term. In the event Tenant elects to exercise its option to extend the Term for the Extension Term pursuant to Section 39 of the Lease, Tenant shall be required to extend the Term with respect to the entirety of the Premises (i.e., inclusive of both the Original Premises and the Expansion Premises).

9.

California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or

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tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in the Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.

10.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

11.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) other than Newmark Cornish & Carey, in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction, other than Newmark Cornish & Carey. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Newmark Cornish & Carey, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment. Landlord shall pay the Broker a commission pursuant to a separate written agreement.

12.	Miscellaneous.

a. This First Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.

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b. This First Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

c. This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d. Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment. In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail. Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

[Signatures are on the next page.]

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

IDEAYA BIOSCIENCES, INC., a Delaware corporation

By:	/s/ Yujiro Hata
Its:	Yujiro Hata

LANDLORD:

ARE-SAN FRANCISCO NO. 17, LLC, a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

By:	ARE-QRS CORP., a Maryland corporation, general partner

By:	/s/ Eric S. Johnson
Its:	Eric S. Johnson
Senior Vice President RE Legal Affairs

Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

EXHIBIT A

Expansion Premises

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EXHIBIT B

Description of First Amendment Improvements

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Copyright © 2005, Alexandria Real Estate Equities, Inc. ALL RIGHTS RESERVED. Confidential and Proprietary – Do Not Copy or Distribute. Alexandria and the Alexandria Logo are registered trademarks of Alexandria Real Estate Equities, Inc.

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